UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2018

MACKINAC FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Michigan	0-20167	38-2062816
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

130 South Cedar Street

Manistique, Michigan 49854

(Address of Principal Executive Offices)  (Zip Code)

(888) 343-8147

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐                         Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐                         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01  Entry into a Material Definitive Agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreements for Certain Executive Officers.

On March 1, 2018, Mackinac Financial Corporation, a Michigan corporation (the “Company”) entered into amended and restated employment agreements with each of (i) Paul D. Tobias, the Company’s Chairman of the Board and Chief Executive Officer and Chairman of the Board of mBank, the Company’s subsidiary bank (the “Bank”), (ii) Kelly W. George, the Company’s President and the Bank’s President and Chief Executive Officer, and (iii) Jesse A. Deering, the Executive Vice President and Chief Financial Officer of the Bank and the Company (each, an “Employment Agreement” and collectively, the “Employment Agreements”).

Each of the Employment Agreements have an initial term (the “Initial Term”) of three (3) years beginning on March 1, 2018 (the “Commencement Date”), and automatically renewing for successive one (1) year terms at the end of the Initial Term provided that the Board of Directors of the Company does not notify the executive of its intention not to renew the Employment Agreement on or prior to at least one hundred eighty (180) days prior to the expiration of the Initial Term or any renewal term.  In the event of a change of control of the Company, the Commencement Date of each Employment Agreement automatically resets as of the date of the change of control, resulting in an initial term of three (3) years from the date of such change of control.

Each Employment Agreement supersedes the prior employment agreement between the Company and the applicable executive in its entirety.

The Employment Agreements entitle the applicable executives to, among other benefits, the following compensation:

•                  Mr. Tobias will receive a base salary of at least $370,000, which will be reviewed annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  Mr. Tobias shall also be eligible for an annual cash bonus, as determined by the Compensation Committee, and shall be eligible to participate in the Company’s long term incentive plan (the “Plan”).  In addition, in the event Mr. Tobias’ employment is terminated within two (2) years of a change of control of the Company (or six (6) months prior to such change of control in anticipation of such change of control) for any reason other than for cause, Mr. Tobias will be entitled to a lump sum payment of 2.99 times his annual base salary as of such termination and the average of the full year annual cash bonus paid to Mr. Tobias during the prior three (3) fully completed years.

•                  Mr. George will receive a base salary of at least $365,000, which will be reviewed annually by the Compensation Committee. Mr. George shall also be eligible for an annual cash bonus, as determined by the Compensation Committee, and shall be eligible to participate in the Plan.  In addition, in the event Mr. George’s employment is terminated within two (2) years of a change of control of the Company (or six (6) months prior to such change of control in anticipation of such change of control) for any reason other than for cause, Mr. George will be entitled to a lump sum payment of 2.99 times his annual base salary as of such termination and the average of the full year annual cash bonus paid to Mr. George during the prior three (3) fully completed years.

•                  Mr. Deering will receive a base salary of at least $205,000, which will be reviewed annually by the Compensation Committee. Mr. Deering shall also be eligible for an annual cash bonus, as determined by the Compensation Committee, and shall be eligible to participate in the Plan.  In addition, in the event Mr. Deering’s employment is terminated within two (2) years of a change of control of the Company (or six (6) months prior to such change of control in anticipation of such change of control) for any reason other than for cause, Mr. Deering will be entitled to a lump sum payment of 2.0 times his annual base salary as of such termination and the average of the full year annual cash bonus paid to Mr. Deering during the prior three (3) fully completed years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKINAC FINANCIAL CORPORATION
(Registrant)

March 7, 2018	/s/ Jesse A. Deering
(Date)	Jesse A. Deering
Executive Vice President/Chief Financial Officer